EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated January 23, 2012, relating to the financial statements and financial highlights which appear in the November 30, 2011 Annual Report to Shareholders of Delaware International Value Equity Fund, Delaware Emerging Markets Fund, Delaware Focus Global Growth Fund, Delaware Macquarie Global Infrastructure Fund and Delaware Global Value Fund (constituting Delaware Group Global & International Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
March 26, 2012